UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 21, 2005

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Montgomery Street, 36th Floor, San Francisco, CA	94104-4809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. Results of Operations and Financial Condition.

On April 21, 2005, BRE Properties, Inc. issued a press release and supplemental financial data with respect to its financial results for the quarter ended March 31, 2005. A copy of the press release and supplemental financial data is furnished as Exhibit 99.1 to this report. The information contained in this Item 2.02 and the attached Exhibit 99.1 are furnished to, but not filed with, the Securities and Exchange Commission.

ITEM 8.01. Other Events.

On April 21, 2004, we reported operating results for the quarter ended March 31, 2005.

Funds from operations, or FFO, the generally accepted measure of operating performance for real estate investment trusts, totaled $26.2 million, or $0.50 per diluted share, during first quarter 2005 as compared with $26.9 million, or $0.52 per diluted share for the quarter ended March 31, 2004. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this report.)

Net income available to common shareholders for the first quarter totaled $28.8 million, or $0.56 per diluted share, as compared with $11.6 million, or $0.23 per diluted share, for the same period 2004. First quarter 2005 results included a net gain on sale totaling $21.5 million, or $0.42 per diluted share. No property sales were recorded during first quarter 2004.

Adjusted EBITDA for the quarter totaled $49.3 million, as compared with $45.5 million in first quarter 2004. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this report.) For first quarter 2005, revenues totaled $75.5 million as compared with $67.2 million a year ago, which excludes revenues from discontinued operations of $2.0 million in the current period and $4.2 million in the prior period.

Our year-over-year comparative earnings and FFO results were influenced by increased property-level same-store performance, income from acquisitions completed during 2004 and properties in the lease-up phase of development. First quarter 2005, same-store net operating income, or NOI, increased 3.2% as compared with the 2004 period. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this report.)

First quarter 2005 results also include income from the settlement of bankruptcy proceedings associated with VelocityHSI, Inc., totaling $1.0 million or $0.02 per share. VelocityHSI was an Internet business spun off by us in 2000, which later filed for bankruptcy. We were a creditor in the bankruptcy proceedings, which were finalized during first quarter 2005. The positive overall NOI variances were offset by: increased interest expense; increased general and administrative expenses; and preferred stock dividends on our Series D cumulative redeemable preferred stock that was issued in December 2004.

Interest expense increased to $18.1 million during first quarter 2005, from $15.7 million in first quarter 2004. The increase was primarily due to the issuance of $100 million in medium-term notes at the end of first quarter 2004, and an overall increase in average debt balances. General and administrative expense increased to $4.8 million in first quarter 2005 from $3.3 million in first quarter 2004. The year-over-year increase in general and administrative expense included anticipated amounts for our long-term incentive compensation program, increased estimates for professional fees, and additional staffing expense. The general and administrative expense increase also included approximately $550,000 in audit and legal fees incurred during the first quarter, including fees related to the implementation of Secton 404 of the Sarbanes-Oxley Act of 2002.

Level of Investment and NOI by Region

Quarter Ended March 31, 2005

Region	# Units	Gross Investment	% Investment	% NOI
Southern California	10,660	$1,258,577	48%	51%
Northern California	5,880	599,649	23%	24%
Mountain/Desert	4,382	383,306	14%	13%
Pacific Northwest	3,572	389,852	15%	12%

($ amounts in 000s) Total	24,494	$2,631,384	100%	100%

Acquisition activities during 2004 increased first quarter 2005 NOI by $3.5 million as compared with first quarter 2004. Development and lease-up properties generated $1.2 million in additional NOI during the quarter as compared with first quarter 2004 levels. Disposition activities during fourth quarter 2004 and first quarter 2005 reduced first quarter 2005 NOI $1.5 million as compared with first quarter 2004.

Same-Store Property Results

We define same-store properties as stabilized apartment communities owned by us for at least five full quarters. Of the 24,006 apartment units owned directly by us, same-store units totaled 20,470 for the quarter.

On a year-over-year basis, overall same-store operating results were affected by increased market rents and decreased real estate expenses, consistent with management’s expectations. Average same-store market rent for first quarter 2005 increased 2% to $1,125 per unit, from $1,100 per unit in first quarter 2004. Same-store physical occupancy levels averaged 93.8% during first quarter 2005 as compared with 94.1% in the same period 2004. Annualized resident turnover averaged 55% during the quarter as compared with 58% first quarter last year.

Same-Store % Growth Results

Q1 2005 Compared with Q1 2004

	% Change
	% NOI	Revenue	Expenses	NOI	# Units
L.A./Orange County, California	26%	6.3%	-1.4%	10.2%	4,901
San Diego, California	23%	5.5%	3.7%	6.2%	3,711
San Francisco, California	18%	-3.7%	-0.4%	-5.1%	3,035
Seattle, Washington	12%	-0.2%	1.0%	-0.9%	3,149
Sacramento, California	9%	-1.8%	-9.5%	2.4%	2,156
Phoenix, Arizona	6%	-2.0%	-2.5%	-1.6%	1,898
Denver, Colorado	6%	1.7%	-6.2%	6.1%	1,620

Total	100%	1.8%	-1.2%	3.2%	20,470

Same-Store Average Occupancy and Turnover Rates

	Physical Occupancy			Turnover Ratio
	Q1 2005	Q4 2004	Q1 2004	Q1 2005	Q1 2004
L.A./Orange County, California	94.7%	95.9%	93.2%	53%	56%
San Diego, California	94.4%	96.1%	94.6%	58%	59%
San Francisco, California	92.7%	93.0%	93.9%	50%	56%
Sacramento, California	93.2%	94.6%	93.2%	60%	71%
Seattle, Washington	93.3%	93.2%	95.1%	52%	53%
Phoenix, Arizona	94.0%	95.3%	96.1%	66%	60%
Denver, Colorado	92.7%	92.9%	92.8%	55%	55%

Average	93.8%	94.7%	94.1%	55%	58%

On a sequential basis, same-store NOI improved 0.8% during first quarter 2005, as compared with fourth quarter 2004. Sequential same-store revenue increased 1.6% and expenses increased 3.2%.

Acquisition and Development Activity

During first quarter 2005, we entered into a lease with a purchase option for Sterling Downs, a recently developed apartment community with 124 units in Chino Hills, California. Under the terms of the lease, we have an option to purchase the property for an aggregate price of $26 million. At March 31, 2005, this lease-up community had physical occupancy of 80%. Due to the lease and option terms, the asset has been consolidated in accordance with GAAP. We also acquired a parcel of land for the future development of 288 units located in Los Angeles, California. The land purchase totaled $32.5 million.

During first quarter 2005, we had one additional community in the lease-up phase, Pinnacle Westridge, with 234, units located in Valencia, California. The community had average physical occupancy of 91% during the quarter.

We currently have five communities with a total of 1,312 units under construction, for a total estimated investment of $278.3 million, and an estimated balance to complete totaling $152.6 million. Expected delivery dates for these units range from fourth quarter 2005 through third quarter 2007. All development communities are in Southern California. At March 31, 2005, we owned four parcels of land, including the first quarter 2005 acquisition, representing 1,027 units of future development, for an estimated aggregate cost of $295.9 million upon completion. The land parcels are located in Northern and Southern California, and the Seattle, Washington metro area.

In addition, at March 31, 2005, we had entered into agreements providing options to purchase or lease four parcels of land, and was actively pursuing local development approvals. Three sites are located in Northern California, representing 992 units of future development and an estimated total cost of $245.3 million. One site is located in Southern California, representing 320 units of future development, and an estimated cost of $77.2 million. Anticipated construction start dates range from the second half 2006 to the second half 2007.

Disposition Activity

During first quarter 2005, we sold one apartment community: Scottsdale Cove, located in Scottsdale, Arizona. The sales price totaled $36.5 million, generating a net gain on sale of $21.5 million. The property was sold at a market capitalization rate of 5.0%; the property-level internal rate of return was 16%. At March 31, 2005, we also had two properties classified as “held for sale,” both in Salt Lake City, Utah, with expected sale dates during second quarter 2005.

Financial and Other Information

At March 31, 2005, our combination of debt and equity resulted in a total market capitalization of approximately $3.5 billion, with a debt-to-total market capitalization ratio of 41%. Our outstanding debt of $1.4 billion carried a weighted average interest rate of 5.8% for the quarter ended March 31, 2005. Our coverage ratio of Adjusted EBITDA to interest expense was 2.7 times for the quarter. The weighted average maturity for outstanding debt is four and a half years. At March 31, 2005, outstanding borrowings under our unsecured and secured lines of credit totaled $385 million, with a weighted average interest cost of 3.8%.

For first quarter 2005, cash dividend payments to common shareholders totaled $25.3 million, or $0.50 per share, which represents an increase of 2.5% over prior year per share dividend levels.

Forward Looking Statements

In addition to historical information, we have made forward-looking statements in this Current Report on Form 8-K. These forward-looking statement pertain to, among other things, our capital resources, portfolio performance and our results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “peeks” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intonations. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in affecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Rescue Code of 1986, as amended, increases in real property tax rates. Our success also depends on general economic trends, including interest rates, including tax laws, government regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to our SEC filings, including our most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.

BRE Properties, Inc.

Consolidated Balance Sheets

First Quarter 2005

(Unaudited, dollar amounts in thousands except per share data)

	March 31, 2005	March 31, 2004
		(Restated)
ASSETS

Real estate portfolio:
Direct investments in real estate:

Investments in rental properties	$2,568,723	$2,298,862
Construction in progress	125,686	96,695
Less: accumulated depreciation	(297,985)	(243,464)

	2,396,424	2,152,093

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	10,175	10,338

Real estate held for sale, net	45,296	60,903

Land under development	79,388	49,089

Total real estate portfolio	2,531,283	2,272,423

Other assets	55,189	49,135

TOTAL ASSETS	$2,586,472	$2,321,558

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$848,092	$848,763
Unsecured line of credit	245,000	135,000
Secured line of credit	140,000	140,000
Mortgage loans	192,111	131,782
Accounts payable and accrued expenses	48,100	37,674

Total liabilities	1,473,303	1,293,219

Minority interests	61,675	38,862

Shareholders’ equity:

Preferred Stock, $0.01 par value; 10,000,000 shares authorized: 10,000,000 and 7,000,000 shares with $25 liquidation preference; issued and outstanding at December 31, 2004 and December 31, 2003, respectively.	100	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,776,267 and 50,116,947 at March 31, 2005 and 2004, respectively.	508	501

Additional paid-in capital	1,050,886	988,906

Total shareholders’ equity	1,051,494	989,477

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,586,472	$2,321,558

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended March 31, 2005 and 2004

(Unaudited, dollar and share amounts in thousands)

	Quarter ended March 31, 2005	Quarter ended March 31, 2004
		(Restated)
REVENUE

Rental income	$72,239	$64,262
Ancillary income	3,230	2,987

Total revenue	75,469	67,249

EXPENSES

Real estate expenses	24,178	21,771
Depreciation	18,220	13,651
Interest expense	18,059	15,677
General and administrative	4,760	3,310
Other expenses	448	850

Total expenses	65,665	55,259

Other income	1,204	307

Income before minority interests, partnership income and discontinued operations	11,008	12,297

Minority interests	(790)	(718)
Partnership income	145	165

Income from continuing operations	10,363	11,744

Discontinued operations:
Discontinued operations, net (1)	1,420	2,038
Net gain on sales	21,523	—

Total discontinued operations	22,943	2,038

NET INCOME	$33,306	$13,782

Dividends attributable to preferred stock	4,468	2,183

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$28,838	$11,599

Net income per common share - basic	$0.57	$0.23

Net income per common share - assuming dilution	$0.56	$0.23

Weighted average shares outstanding - basic	50,595	50,065

Weighted average shares outstanding - assuming dilution	51,330	50,500

(1)	Details of net earnings from discontinued operations. Quarter ended March 31, 2005 include results from the community sold during first quarter 2005 and the two communities classified as held for sale at March 31, 2005. Quarter ended March 31, 2004 include results from the community sold during first quarter 2005 and the two communities classified as held for sale at March 31, 2005 and the three communities sold during fourth quarter 2004.

	Quarter ended 3/31/05	Quarter ended 3/31/04
Rental and ancillary income	$2,057	$4,204
Real estate expenses	(637)	(1,301)
Depreciation	—	(865)

Income from discontinued operations, net	$1,420	$2,038

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 3/31/05	Quarter Ended 3/31/04
Net income available to common shareholders	$28,838	$11,599
Depreciation from continuing operations	18,220	13,651
Depreciation from discontinued operations	—	865
Minority interests	790	718
Depreciation from unconsolidated entities	202	270
Net gain on investments	(21,523)	—
Less: Minority interests not convertible to common	(280)	(244)

Funds from operations	$26,247	$26,859

Diluted shares outstanding - EPS	51,330	50,500

Net income per common share - diluted	$0.56	$0.23

Diluted shares outstanding - FFO	52,350	51,470

FFO per common share - diluted	$0.50	$0.52

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 3/31/05	Quarter ended 3/31/04
Net income available to common shareholders	$28,838	$11,599
Interest	18,059	15,677
Depreciation	18,220	14,516

EBITDA	65,117	41,792
Minority interests	790	718
Net gain on sales	(21,523)	—
Dividends on preferred stock	4,468	2,183
Other expenses	448	850

Adjusted EBITDA	$49,300	$45,543

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 3/31/05	Quarter ended 3/31/04
Net income available to common shareholders	$28,838	$11,599
Interest	18,059	15,677
Depreciation	18,220	14,516
Minority interests	790	718
Net gain on sales	(21,523)	—
Dividends on preferred stock	4,468	2,183
General and administrative expense	4,760	3,310
Other expenses	448	850

NOI	$54,060	$48,853

Less Non Same-Store NOI	10,003	6,154

Same-Store NOI	$44,057	$42,699

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Earnings release and supplemental Financial data dated April 21, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.
(Registrant)

Date: April 22, 2005	/s/ Edward F. Lange, Jr.
	Name:	Edward F. Lange, Jr.

Exhibit Index

Exhibit Number	Description
99.1	Earnings release and supplemental Financial data dated April 21, 2005